Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contacts:

Maryellen Thielen	Robert Block, Christine Ieuter
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Improved Third Quarter 2009 Results Position Allstate for Sustainable Growth

NORTHBROOK, Ill., November 4, 2009 – The Allstate Corporation (NYSE: ALL) today reported results for the third quarter of 2009:

Consolidated Highlights

	Three months ended September 30,
($ in millions, except per share amounts and ratios, NM=not meaningful)	2009	2008		% Change
Consolidated revenues	$7,582	$7,320		3.6
Net income (loss)	221	(923)		123.9
Net income (loss) per diluted share	0.41	(1.70	)**	124.1
Operating income (loss)*	538	(190)		NM
Operating income (loss) per diluted share*	0.99	(0.35)		NM
Book value per share	32.29	31.39	**	2.9
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities*	32.44	34.20	**	(5.1)
Catastrophe losses	407	1,816		(77.6)
Property-Liability combined ratio	94.7	112.7		(18.0	)pts
Property-Liability combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)*	88.0	85.9		2.1	pts

* Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are defined and reconciled to the most directly comparable GAAP measure and operating measures are defined in the “Definitions of Non-GAAP and Operating Measures” section of this document.

** As a result of the adoption of new earnings per share accounting guidance in the first quarter of 2009, prior periods have been restated.

“Allstate delivered strong operating income of $538 million and increased book value per share by 16% during the third quarter, thanks to our operating discipline and proactive approach to investing,” said Thomas J. Wilson, chairman, president and chief executive officer of The Allstate Corporation.  “For the third quarter in a row, customer loyalty increased and we delivered a double-digit percentage increase in new standard auto business.  By focusing on the customer and maintaining our financial strength, we are building a foundation for sustainable growth.”

Consolidated Financial Results

Total revenues for the third quarter of 2009 were $7.6 billion, an increase of 3.6% compared to the third quarter of 2008.  This reflected lower realized capital losses than the prior year quarter, partially offset by a decrease in net investment income and property-liability premiums.  Allstate’s third quarter net income was $221 million and operating income was $538 million, compared to a net loss of $923 million and an operating loss of $190 million in the third quarter of 2008.  Lower catastrophe losses contributed to the improvement in operating income.  The net income improvement reflected higher operating income and lower realized capital losses in the third quarter of 2009 compared to the prior year quarter.

Property-Liability Combined Ratio Reflects Continued Strength in Auto

Allstate’s Property-Liability business produced a combined ratio of 94.7 in the third quarter of 2009, resulting from continued margin strength in the auto business and actions taken to reduce expenses, partly offset by the impact of catastrophe losses on the homeowners business.  The underlying combined ratio was 88.0 in the third quarter and 88.1 in the first nine months of 2009, within the company’s 87-89 outlook range for the full year.  Management anticipates that the underlying combined ratio for the full year 2009 will be within its previous outlook range.

Allstate brand standard auto premiums written for the third quarter of 2009 were comparable to the prior year third quarter, with new issued applications increasing 12.0% and the renewal ratio increasing 0.2 points to 89.1.  Policies in force declined 1.3% versus the prior year quarter as improved sales and retention were offset by fewer policies available to renew.  The combined ratio was 92.7, up 1.7 points from the third quarter of 2008, primarily due to higher loss frequency, as frequency returned to historical norms following low levels in 2008.  Average claim cost increases were within expectations.

Allstate brand homeowners premiums written for the third quarter of 2009 declined 0.2% compared to the same period a year ago, resulting from a 4.1% decline in policies in force.  The combined ratio improved to 98.3 in the third quarter of 2009 compared to 181.3 in the third quarter of 2008, reflecting lower catastrophe losses, partly offset by higher non-catastrophe claim frequencies and severities.  Allstate continues to implement profit improvement actions in this business and will benefit in the future from rate increases averaging 6.9% in 19 states that were approved during the quarter.

Allstate had catastrophe losses of $407 million for the third quarter and $1.7 billion for the first nine months of 2009.  In comparison, the company had $1.8 billion of catastrophe losses in the third quarter and $3.1 billion in the first nine months of 2008, including $1.4 billion of losses from Hurricanes Ike and Gustav.

The Property-Liability expense ratio for the third quarter of 2009 was comparable to the prior year quarter primarily resulting from the timing of marketing expenditures and more focused technology spending, being offset by lower premiums earned and higher restructuring charges from staff reductions.  Excluding restructuring, the expense ratio declined 0.4 points in the third quarter of 2009 compared to the third quarter of 2008.

Allstate Financial Makes Strong Progress on ‘Focus to Win’

Allstate Financial continued to make progress on its Focus to Win program by reducing expenses, shifting fixed costs to variable, and targeting higher returns on products.  Through September 30, 2009, expense savings initiatives have delivered approximately 80% of the targeted $90 million in annual cost savings by 2011.  Premiums and deposits declined 45.5% in the third quarter of 2009 versus the third quarter of 2008 resulting from pricing actions to improve returns and reduce concentration in spread-based products.

Allstate Financial’s operating income was $95 million in the third quarter of 2009.  This represented an 8.0% increase from $88 million in the third quarter of 2008, primarily due to improved benefit spread, lower amortization of deferred policy acquisition costs and reduced operating expenses, partly offset by a lower investment spread.  The benefit spread increased 49.5% from the prior year quarter to $145 million, driven by improved mortality experience, higher premiums at the Allstate Workplace Division, and increased contract charges on interest-sensitive life insurance products.  The investment spread declined during the third quarter of 2009 to $109 million versus $214 million in the third quarter of 2008, due to lower net investment income partly offset by lower interest credited on contractholder funds.  Operating expenses declined 26.1% to $99 million in the third quarter of 2009 from $134 million in the same period of 2008, reflecting the substantial progress made through Focus to Win.

Allstate Financial’s net loss was $38 million in the third quarter of 2009, compared to a net loss of $196 million in the same period of 2008.  Lower realized net capital losses, after-tax, of $151 million, compared to $390 million in the prior year quarter, contributed to the improvement.

Proactive Investment Strategies Improved Total Returns

Allstate’s investment portfolio continued to benefit from risk mitigation and return optimization strategies during the third quarter.  The company maintained its credit exposure while credit spreads tightened, managed its exposure to interest rates, proactively reduced exposure to commercial real estate, and invested opportunistically.

The consolidated investment portfolio grew $4.2 billion to $100.6 billion at September 30, 2009 when compared to June 30, 2009.  The unrealized net loss position improved by $4.8 billion compared to the prior quarter, reducing pre-tax unrealized net losses to $2.5 billion at September 30, 2009.  Improved unrealized balances in all asset classes were the result of tightening credit spreads, declining interest rates and positive equity portfolio returns.  The total unrealized net capital gain was $112 million at September 30, 2009, after adjusting for deferred policy acquisition costs and taxes.

Risk mitigation programs continued to be effective as macro hedges against interest rate and equity market risk performed as expected during the quarter.  As interest rates declined and equity markets rose in the three months ended September 30, 2009, fixed income and equity valuations improved, but also resulted in realized losses on derivatives.  The duration of the investment portfolio declined 8.3% to 3.8 years at September 30, 2009 when compared to year-end 2008, while increasing slightly during the third quarter.

Net investment income for the quarter was $1.1 billion, down $271 million from $1.4 billion in the third quarter of 2008, due to lower yields, actions to shorten duration and maintain additional liquidity in the portfolio, and reduced investment balances.  During the quarter, Allstate deployed $4.6 billion of short-term investments and cash receipts into securities to generate income and capital appreciation.

Net realized capital losses for the quarter were $519 million, pre-tax.  This reflected $381 million of impairment write-downs and $361 million of net losses from derivative instruments.  Impairment write-downs were primarily related to investments with real estate exposure and hybrid securities issued by European financial institutions.  Net gains of $201 million were realized on sales during the third quarter of 2009.  Sales included proactive measures to reduce exposures to commercial real estate, certain municipal bond sectors, and below investment grade assets.

Allstate’s Capital Position Continues to Improve

“We continued to build Allstate’s financial strength this quarter, demonstrated by the 16% improvement in shareholders’ equity to $17.5 billion at September 30,” said Don Civgin, senior vice president and chief financial officer.  “Our improved operating and investment results reflect the prudent and proactive decisions we have made and position Allstate well as the economy continues to slowly improve.”

Statutory surplus at September 30, 2009 was estimated to be $14.8 billion for Allstate Insurance Company, including $3.2 billion at Allstate Life Insurance Company.  There were $3.4 billion in assets available at the holding company level to cover the company’s relatively low annual fixed charges.  Allstate’s 90-day liquidity improved to $33.0 billion in assets that could be sold without significant additional net realized capital losses.

Building on Allstate’s Strong Leadership

The company continues to build upon its strong leadership team.  In October, two new leaders joined the company.  Matthew Winter became president and chief executive officer of Allstate Financial and Mark La Neve became Allstate’s chief marketing officer.  “Matt’s experience and leadership will enable Allstate Financial to continue successfully implementing Focus to Win and generate growth by addressing the middle market’s unmet protection and retirement needs,” said Wilson.  “Mark’s experience in strengthening brands through customer-focused product design and local sales will drive our efforts to reinvent protection and retirement.”

George E. Ruebenson, president, Allstate Protection, announced that he will retire at year-end 2009 after nearly 40 years of service.  “George’s service to our customers, employees and shareholders has strengthened Allstate and positioned us for the future,” said Wilson.

*     *     *     *     *

At Allstate.com, click on “Investors” to view additional information about Allstate’s third quarter results, including a webcast of its quarterly conference call.  The conference call will be held at 9 a.m. ET on Thursday, November 5, 2009.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer.  Widely known through the “You’re In Good Hands With Allstate®” slogan, Allstate is reinventing protection and retirement to help more than 17 million households insure what they have today and better prepare for tomorrow.  Consumers access Allstate insurance products and services through Allstate agencies, independent agencies, and Allstate exclusive financial representatives in the U.S. and Canada, as well as via www.allstate.com and 1-800 Allstate®.

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended September 30,		Nine months ended September 30,
($ in millions, except per share data)	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums earned	$6,535	$6,785	$19,677	$20,299
Life and annuity premiums and contract charges	482	468	1,460	1,391
Net investment income	1,084	1,355	3,368	4,293
Realized capital gains and losses:
Total other-than-temporary impairment losses	(539)	(1,119)	(1,735)	(2,842)
Portion of loss recognized in other comprehensive income	147	—	301	—
Net other-than-temporary impairment losses recognized in earnings	(392)	(1,119)	(1,434)	(2,842)
Sales and other realized capital gains and losses	(127)	(169)	884	(316)
Total realized capital gains and losses	(519)	(1,288)	(550)	(3,158)
	7,582	7,320	23,955	22,825

Costs and expenses
Property-liability insurance claims and claims expense	4,573	5,971	14,295	15,423
Life and annuity contract benefits	382	418	1,176	1,210
Interest credited to contractholder funds	496	586	1,636	1,773
Amortization of deferred policy acquisition costs	1,023	980	3,649	3,014
Operating costs and expenses	744	814	2,247	2,334
Restructuring and related charges	35	10	112	4
Interest expense	106	88	291	264
	7,359	8,867	23,406	24,022
Gain (loss) on disposition of operations	2	3	6	(6)

Income (loss) from operations before income tax expense (benefit)	225	(1,544)	555	(1,203)

Income tax expense (benefit)	4	(621)	219	(653)

Net income (loss)	$221	$(923)	$336	$(550)

Earnings per share:

Net income (loss) per share - Basic	$0.41	$(1.70)	$0.62	$(1.00)

Weighted average shares - Basic	539.9	542.4	539.5	551.6

Net income (loss) per share - Diluted	$0.41	$(1.70)	$0.62	$(1.00)

Weighted average shares - Diluted	541.5	542.4	540.5	551.6

Cash dividends declared per share	$0.20	$0.41	$0.60	$1.23

THE ALLSTATE CORPORATION

SEGMENT RESULTS

	Three months ended		Nine months ended
	September 30,		September 30,
($ in millions, except ratios)	2009	2008	2009	2008
Property-Liability

Premiums written	$6,810	$6,966	$19,694	$20,283
Premiums earned	$6,535	$6,785	$19,677	$20,299
Claims and claims expense	(4,573)	(5,971)	(14,295)	(15,423)
Amortization of deferred policy acquisition costs	(943)	(991)	(2,832)	(3,002)
Operating costs and expenses	(642)	(678)	(1,911)	(1,949)
Restructuring and related charges	(31)	(10)	(88)	(4)
Underwriting income (loss)	346	(865)	551	(79)
Net investment income	326	386	1,004	1,287
Periodic settlements and accruals on non-hedge derivative instruments	(2)	1	(8)	2
Income tax expense (benefit) on operations	(169)	230	(343)	(237)
Operating income (loss)	501	(248)	1,204	973
Realized capital gains and losses, after-tax	(188)	(412)	(373)	(690)
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	(1)	5	(2)
Net income (loss)	$314	$(661)	$836	$281
Catastrophe losses	$407	$1,816	$1,741	$3,082
Operating ratios:
Claims and claims expense ratio	70.0	88.0	72.6	76.0
Expense ratio	24.7	24.7	24.6	24.4
Combined ratio	94.7	112.7	97.2	100.4
Effect of catastrophe losses on combined ratio	6.2	26.8	8.8	15.2
Effect of prior year reserve reestimates on combined ratio	(0.7)	—	(0.4)	0.6
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	1.2	—	0.7	(0.6)
Effect of Discontinued Lines and Coverages on combined ratio	0.3	0.1	0.1	0.1

Allstate Financial
Premiums and deposits	$1,033	$1,896	$3,965	$9,395
Investments	$61,891	$66,547	$61,891	$66,547
Premiums and contract charges	$482	$468	$1,460	$1,391
Net investment income	744	937	2,327	2,895
Periodic settlements and accruals on non-hedge derivative instruments	2	9	—	25
Contract benefits	(382)	(418)	(1,176)	(1,210)
Interest credited to contractholder funds	(497)	(604)	(1,559)	(1,833)
Amortization of deferred policy acquisition costs	(108)	(140)	(347)	(387)
Operating costs and expenses	(99)	(134)	(325)	(377)
Restructuring and related charges	(4)	—	(24)	—
Income tax expense on operations	(43)	(30)	(111)	(155)
Operating income	95	88	245	349
Realized capital gains and losses, after-tax	(151)	(390)	(239)	(1,298)
DAC and DSI accretion (amortization) relating to realized capital gains and losses, after-tax	18	110	(132)	283
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	(224)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(1)	(6)	—	(16)
Gain (loss) on disposition of operations, after-tax	1	2	4	(4)
Net loss	$(38)	$(196)	$(346)	$(686)

Corporate and Other
Net investment income	$14	$32	$37	$111
Operating costs and expenses	(109)	(90)	(302)	(272)
Income tax benefit on operations	37	28	105	79
Operating loss	(58)	(30)	(160)	(82)
Realized capital gains and losses, after-tax	3	(36)	6	(63)
Net loss	$(55)	$(66)	$(154)	$(145)

Consolidated net income (loss)	$221	$(923)	$336	$(550)

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30,	December 31,
($ in millions, except par value data)	2009	2008
	(unaudited)
Assets
Investments:
Fixed income securities, at fair value (amortized cost $81,367 and $77,104)	$78,561	$68,608
Equity securities, at fair value (cost $4,274 and $3,137)	4,603	2,805
Mortgage loans	8,853	10,229
Limited partnership interests	2,770	2,791
Short-term, at fair value (amortized cost $3,470 and $8,903)	3,470	8,906
Other	2,369	2,659
Total investments	100,626	95,998
Cash	727	415
Premium installment receivables, net	4,970	4,842
Deferred policy acquisition costs	6,916	8,542
Reinsurance recoverables, net	6,460	6,403
Accrued investment income	901	884
Deferred income taxes	1,520	3,794
Property and equipment, net	1,013	1,059
Goodwill	874	874
Other assets	2,471	3,748
Separate Accounts	9,026	8,239
Total assets	$135,504	$134,798
Liabilities
Reserve for property-liability insurance claims and claims expense	$19,176	$19,456
Reserve for life-contingent contract benefits	12,849	12,881
Contractholder funds	53,336	58,413
Unearned premiums	10,069	10,024
Claim payments outstanding	772	790
Other liabilities and accrued expenses	6,081	6,663
Long-term debt	6,661	5,659
Separate Accounts	9,026	8,239
Total liabilities	117,970	122,125

Equity
Preferred stock, $1 par value, 25 million shares authorized, none issued	—	—
Common stock, $.01 par value, 2.0 billion shares authorized and 900 million issued, 536 million and 536 million shares outstanding	9	9
Additional capital paid-in	3,160	3,130
Retained income	31,083	30,207
Deferred ESOP expense	(47)	(49)
Treasury stock, at cost (364 million and 364 million shares)	(15,832)	(15,855)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital losses on fixed income securities with OTTI	(411)	—
Other unrealized net capital gains and losses	(1,218)	(5,767)
Unrealized adjustment to DAC, DSI and insurance reserves	1,741	2,029
Total unrealized net capital gains and losses	112	(3,738)
Unrealized foreign currency translation adjustments	42	5
Unrecognized pension and other postretirement benefit cost	(1,022)	(1,068)
Total accumulated other comprehensive loss	(868)	(4,801)
Total shareholders’ equity	17,505	12,641
Noncontrolling interest	29	32
Total equity	17,534	12,673
Total liabilities and equity	$135,504	$134,798

THE ALLSTATE CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Nine months ended September 30,
($ in millions)	2009	2008
	(Unaudited)
Cash flows from operating activities
Net income (loss)	$336	$(550)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	(87)	(267)
Realized capital gains and losses	550	3,158
(Gain) loss on disposition of operations	(6)	6
Interest credited to contractholder funds	1,636	1,773
Changes in:
Policy benefits and other insurance reserves	(460)	1,158
Unearned premiums	6	21
Deferred policy acquisition costs	471	(456)
Premium installment receivables, net	(108)	(156)
Reinsurance recoverables, net	(101)	(319)
Income taxes	1,175	(1,176)
Other operating assets and liabilities	103	364
Net cash provided by operating activities	3,515	3,556
Cash flows from investing activities
Proceeds from sales:
Fixed income securities	16,098	19,289
Equity securities	4,636	8,008
Limited partnership interests	293	270
Mortgage loans	140	228
Other investments	429	167
Investment collections:
Fixed income securities	3,947	3,158
Mortgage loans	1,093	605
Other investments	99	79
Investment purchases:
Fixed income securities	(22,694)	(12,360)
Equity securities	(5,991)	(8,420)
Limited partnership interests	(674)	(810)
Mortgage loans	(23)	(501)
Other investments	(54)	(122)
Change in short-term investments, net	5,437	(6,780)
Change in other investments, net	(144)	(420)
Disposition (acquisition) of operations	12	(120)
Purchases of property and equipment, net	(143)	(153)
Net cash provided by investing activities	2,461	2,118
Cash flows from financing activities
Proceeds from issuance of long-term debt	1,003	19
Repayment of long-term debt	(1)	—
Contractholder fund deposits	3,252	8,698
Contractholder fund withdrawals	(9,485)	(12,497)
Dividends paid	(434)	(668)
Treasury stock purchases	(3)	(1,318)
Shares reissued under equity incentive plans, net	2	31
Excess tax benefits on share-based payment arrangements	(6)	3
Other	8	(9)
Net cash used in financing activities	(5,664)	(5,741)
Net increase (decrease) in cash	312	(67)
Cash at beginning of period	415	422
Cash at end of period	$727	$355

Definitions of Non-GAAP and Operating Measures

We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP and operating financial measures.  Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.

Operating income (loss) is net income (loss), excluding:

•                  realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•                  amortization of DAC and DSI, to the extent they resulted from the recognition of certain realized capital gains and losses,

•                  gain (loss) on disposition of operations, after-tax, and

•                  adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income (loss) is the GAAP measure that is most directly comparable to operating income (loss).

We use operating income (loss) as an important measure to evaluate our results of operations.  We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items.  Realized capital gains and losses and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process.  Consistent with our intent to protect results or earn additional income, operating income (loss) includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes.  These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income (loss), we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g., net investment income and interest credited to contractholder funds) or replicated investments.  Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends.  Accordingly, operating income (loss) excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business.  A byproduct of excluding these items to determine operating income (loss) is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods.  Operating income (loss) is used by management along with the other components of net income (loss) to assess our performance.  We use adjusted measures of operating income (loss) and operating income (loss) per diluted share in incentive compensation.  Therefore, we believe it is useful for investors to evaluate net income (loss), operating income (loss) and their components separately and in the aggregate when reviewing and evaluating our performance.  We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income (loss) results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance.  We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income (loss) as the denominator.  Operating income (loss) should not be considered as a substitute for net income (loss) and does not reflect the overall profitability of our business.

The following tables reconcile operating income (loss) and net income (loss) for the three months and nine months ended September 30, 2009 and 2008.

For the three months ended September 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share(2)
($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income (loss)	$501	$(248)	$95	$88	$538	$(190)	$0.99	$(0.35)
Realized capital gains and losses (1)	(290)	(634)	(234)	(599)	(519)	(1,288)
Income tax benefit	102	222	83	209	183	450
Realized capital gains and losses, after-tax	(188)	(412)	(151)	(390)	(336)	(838)	(0.62)	(1.54)
DAC and DSI accretion relating to realized capital gains and losses, after-tax	—	—	18	110	18	110	0.04	0.20
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	1	(1)	(1)	(6)	—	(7)	—	(0.01)

Gain on disposition of operations, after-tax	—	—	1	2	1	2	—	—
Net income (loss)	$314	$(661)	$(38)	$(196)	$221	$(923)	$0.41	$(1.70)

For the nine months ended September 30,	Property-Liability		Allstate Financial		Consolidated		Per diluted share(2)
($ in millions, except per share data)	2009	2008	2009	2008	2009	2008	2009	2008
Operating income	$1,204	$973	$245	$349	$1,289	$1,240	$2.38	$2.25
Realized capital gains and losses (1)	(403)	(1,066)	(156)	(1,996)	(550)	(3,158)
Income tax benefit (expense)	30	376	(83)	698	(56)	1,107
Realized capital gains and losses, after-tax	(373)	(690)	(239)	(1,298)	(606)	(2,051)	(1.12)	(3.72)
DAC and DSI (amortization) accretion relating to realized capital gains and losses, after-tax	—	—	(132)	283	(132)	283	(0.24)	0.51
DAC and DSI unlocking relating to realized capital gains and losses, after-tax	—	—	(224)	—	(224)	—	(0.42)	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	5	(2)	—	(16)	5	(18)	0.01	(0.03)
Gain (loss) on disposition of operations, after-tax	—	—	4	(4)	4	(4)	0.01	(0.01)
Net income (loss)	$836	$281	$(346)	$(686)	$336	$(550)	$0.62	$(1.00)

(1)

Beginning in the fourth quarter of 2008, income from limited partnerships accounted for on the equity method of accounting (“EMA LP”) is reported in realized capital gains and losses. EMA LP income for periods prior to the fourth quarter of 2008 is reported in net investment income. The amount of EMA LP income included in the Property-Liability, Allstate Financial and Consolidated net investment income in the three months ended September 30, 2008 was $(24) million, $(9) million and $(38) million, respectively. The amount of EMA LP income included in Property-Liability, Allstate Financial and Consolidated net investment income in the nine months ended September 30, 2008 was $15 million, $14 million and $24 million, respectively.

(2)	As a result of the adoption of new earnings per share accounting guidance in the first quarter of 2009, prior periods have been restated.

Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio and the effect of prior year reserve reestimates on the combined ratio.  The most directly comparable GAAP measure is the combined ratio.  We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses and prior year reserve reestimates.  These catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio.  Prior year reserve reestimates are caused by unexpected loss development on historical reserves.  We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance.  We also provide it to facilitate a comparison to our outlook on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  The combined ratio excluding the effect of catastrophes and prior year reserve reestimates should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.  A reconciliation of the combined ratio excluding the effect of catastrophes and prior year reserve reestimates to the combined ratio is provided in the following table.

	Three months ended September 30,		Nine months ended September 30,
	2009	2008	2009	2008
Combined ratio excluding the effect of catastrophes and prior year reserve reestimates (“underlying combined ratio”)	88.0	85.9	88.1	85.2
Effect of catastrophe losses	6.2	26.8	8.8	15.2
Effect of prior year non-catastrophe reserve reestimates	0.5	—	0.3	—
Combined ratio	94.7	112.7	97.2	100.4

Effect of prior year catastrophe reserve reestimates	(1.2)	—	(0.7)	0.6

In this news release, we provide our outlook range on the 2009 combined ratio excluding the effect of catastrophe losses and prior year reserve reestimates.  A reconciliation of this measure to the combined ratio is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes.  Future prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a ratio that uses a non-GAAP measure.  It is calculated by dividing shareholders’ equity after excluding the impact of unrealized net capital gains and losses on fixed income securities and related DAC and life insurance reserves by total shares outstanding plus dilutive potential shares outstanding.  Book value per share is the most directly comparable GAAP measure.

We use the trend in book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, in conjunction with book value per share to identify and analyze the change in net worth attributable to management efforts between periods.  We believe the non-GAAP ratio is useful to investors because it eliminates the effect of items that can fluctuate significantly from period to period and are generally driven by economic developments, primarily capital market conditions, the magnitude and timing of which are generally not influenced by management, and we believe it enhances understanding and comparability of performance by highlighting underlying business activity and profitability drivers.  We note that book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, is a measure commonly used by insurance investors as a valuation technique.  Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities, should not be considered as a substitute for book value per share, and does not reflect the recorded net worth of our business.  The following table shows the reconciliation.

	As of September 30,
($ in millions, except per share data)	2009	2008

Book value per share
Numerator:
Shareholders’ equity	$17,505	$16,938
Denominator:
Shares outstanding and dilutive potential shares outstanding	542.1	539.6
Book value per share	$32.29	$31.39

Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities
Numerator:
Shareholders’ equity	$17,505	$16,938
Unrealized net capital gains and losses on fixed income securities	(81)	(1,515)
Adjusted shareholders’ equity	$17,586	$18,453
Denominator:
Shares outstanding and dilutive potential shares outstanding	542.1	539.6
Book value per share, excluding the impact of unrealized net capital gains and losses on fixed income securities	$32.44	$34.20

Premiums written is the amount of premiums charged for policies issued during a fiscal period.  Premiums earned is a GAAP measure.  Premiums are considered earned and are included in financial results on a pro-rata basis over the policy period.  The portion of premiums written applicable to the unexpired terms of the policies is recorded as unearned premiums on our Condensed Consolidated Statements of Financial Position.  A reconciliation of premiums written to premiums earned is presented in the following table.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2009	2008	2009	2008
Premiums written	$6,810	$6,966	$19,694	$20,283
Increase in Property-Liability unearned premiums	(315)	(181)	(48)	(41)
Other	40	—	31	57
Premiums earned	$6,535	$6,785	$19,677	$20,299

Premiums and deposits is an operating measure that we use to analyze production trends for Allstate Financial sales.  It includes premiums on insurance policies and annuities and all deposits and other funds received from customers on deposit-type products including the net new deposits of Allstate Bank, which we account for under GAAP as increases to liabilities rather than as revenue.

The following table illustrates where premiums and deposits are reflected in the condensed consolidated financial statements.

	Three months ended September 30,		Nine months ended September 30,
($ in millions)	2009	2008	2009	2008
Total premiums and deposits	$1,033	$1,896	$3,965	$9,395
Deposits to contractholder funds	(802)	(1,663)	(3,252)	(8,698)
Deposits to separate accounts	(27)	(32)	(83)	(98)
Change in unearned premiums and other adjustments	28	27	96	90
Life and annuity premiums (1)	$232	$228	$726	$689

(1)

Life and annuity contract charges in the amount of $250 million and $240 million for the three months ended September 30, 2009 and 2008, respectively, and $734 million and $702 million for the nine months ended September 30, 2009 and 2008, respectively, which are also revenues recognized for GAAP, have been excluded from the table above, but are a component of the Condensed Consolidated Statements of Operations line item life and annuity premiums and contract charges.

Forward-Looking Statements and Risk Factors

This news release contains forward-looking statements about our outlook for the combined ratio excluding the effect of catastrophes and prior year reserve reestimates for 2009.  These statements are subject to the Private Securities Litigation Reform Act of 1995 and are based on management’s estimates, assumptions and projections.  Actual results may differ materially from those projected based on the risk factors described below.

•                  Premiums written and premiums earned, the denominator of the underlying combined ratio, may be materially less than projected.  Policyholder attrition may be greater than anticipated resulting in a lower amount of insurance in force.

•                  Unanticipated increases in the severity or frequency of standard auto insurance claims may adversely affect our underwriting results.  Changes in the severity or frequency of claims may affect the profitability of our Allstate Protection segment.  Changes in bodily injury claim severity are driven primarily by inflation in the medical sector of the economy and litigation.  Changes in auto physical damage claim severity are driven primarily by inflation in auto repair costs, auto parts prices and used car prices.  The short-term level of claim frequency we experience may vary from period to period and may not be sustainable over the longer term.  A decline in gas prices, increase in miles driven, and higher unemployment are examples of factors leading to a short-term frequency change.  A significant long-term increase in claim frequency could have an adverse effect on our underwriting results.

We undertake no obligation to publicly correct or update any forward-looking statements.  This news release contains unaudited financial information.

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